Eastman Reports Record Adjusted EPS in Second Quarter

KINGSPORT, Tenn., July 27, 2015 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core items, of $2.01 per diluted share for second quarter 2015 versus $1.92 per diluted share for second quarter 2014. Reported earnings were $1.98 per diluted share for second quarter 2015 versus $1.92 per diluted share for second quarter 2014. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3A and 4.

“Our record results in second quarter and strong performance in the first half of the year demonstrate the quality of our robust specialty portfolio, the value of our acquisitions, and most importantly our ability to focus on execution and deliver results,” said Mark Costa, chairman and CEO. “We remain confident we will deliver our sixth consecutive year of solid earnings growth in 2015.” See “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	2Q2015	2Q2014
Sales revenue	$2,533	$2,460
Earnings per diluted share	$1.98	$1.92
Earnings per diluted share excluding non-core items*	$2.01	$1.92
Net cash provided by operating activities	$591	$419

*For reconciliation to reported company and segment earnings, see Tables 3A and 4.

Corporate Results 2Q 2015 versus 2Q 2014

Sales revenue for second quarter 2015 was $2.5 billion, a 3 percent increase compared with second quarter 2014, primarily due to sales revenue from the Taminco Corporation, Commonwealth Laminating & Coating Inc., and aviation turbine oil businesses acquired in 2014. This was partially offset by lower selling prices, particularly in the Specialty Fluids & Intermediates segment, lower Fibers segment sales volume, and an unfavorable shift in foreign currency exchange rates. Excluding the items described in Tables 3A and 4, second-quarter 2015 operating earnings were $480 million compared with $441 million for second quarter 2014. The increase was primarily due to Advanced Materials segment earnings growth, earnings from acquired businesses, and improved spread as lower raw material and energy costs exceeded lower selling prices. These items were partially offset by propane hedges, lower Fibers segment sales volume, and an unfavorable shift in foreign currency exchange rates. Reported second-quarter 2015 operating earnings were $469 million compared with $436 million for second quarter 2014.

Segment Results 2Q 2015 versus 2Q 2014

Additives & Functional Products - Sales revenue increased primarily due to sales of products of the acquired Taminco specialty amines and crop protection businesses, and higher coatings products sales volume attributed to demand in key end-markets. These items were partially offset by lower coatings and other formulated products selling prices due to lower raw material and energy costs and an unfavorable shift in foreign currency exchange rates. Excluding non-core items in second quarter 2014, operating earnings increased to $119 million for second quarter 2015 compared with $103 million for second quarter 2014 primarily due to earnings from acquired businesses.

Adhesives & Plasticizers - Sales revenue decreased primarily due to lower plasticizers selling prices and an unfavorable shift in foreign currency exchange rates. Lower plasticizers selling prices were primarily in response to lower raw material and energy costs and continued competitive pressure. Operating earnings increased to $63 million for second quarter 2015 compared with $56 million for second quarter 2014 primarily due to lower raw material and energy costs and slightly higher adhesives resins selling prices attributed to demand in packaging and hygiene markets. These items were partially offset by lower plasticizers selling prices, an unfavorable shift in foreign currency exchange rates, and the negative impact of propane hedges.

Advanced Materials - Sales revenue increased due to higher sales volume across the segment and sales of products of the acquired Commonwealth performance films business, partially offset by an unfavorable shift in foreign currency exchange rates and lower selling prices primarily for copolyesters due to lower raw material and energy costs. Operating earnings increased to $135 million for second quarter 2015 compared with $80 million for second quarter 2014 primarily due to higher sales volume and improved product mix especially of Eastman Tritan™ copolyester and interlayers with acoustic properties. Operating earnings also benefited from earnings from the acquired business.

Fibers - Sales revenue decreased primarily due to lower acetate tow and acetyl chemical sales volume attributed to customer inventory destocking. Excluding non-core items in second quarter 2015, operating earnings decreased to $91 million for second quarter 2015 compared with $123 million for second quarter 2014 primarily due to lower acetate tow sales volume.

Specialty Fluids & Intermediates - Sales revenue increased primarily due to sales of products of the acquired Taminco functional amines and aviation turbine oil businesses, mostly offset by lower selling prices for olefin-based intermediates. The lower selling prices were primarily in response to lower raw material and energy costs. Excluding non-core items in second quarter 2014, operating earnings decreased to $83 million for second quarter 2015 compared to $96 million for second quarter 2014, primarily due to earnings from acquired businesses being more than offset by the negative impact of propane hedges.

Cash Flow

Eastman generated $591 million in cash from operating activities during second quarter 2015 primarily due to strong net earnings. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, and funding targeted growth initiatives. Net debt, defined as borrowings minus cash and cash equivalents, declined by $393 million during the second quarter.

Outlook

Commenting on the outlook for full year 2015, Costa said: “Our earnings outlook for the year has improved due to our record second quarter earnings and our strong first half of the year. These results reflect excellent performance of our specialty businesses, including strong volume growth and product mix improvement, and we expect this momentum to continue into the second half of the year. We also face challenges in the second half of the year from the global economic slowdown, volatile raw material and energy prices, and the strengthening U.S. dollar. Despite these challenges, we remain confident we will deliver a sixth consecutive year of solid earnings growth and continued strong cash flow.”  Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2014, 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2014, 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on July 28, 2015 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0934, passcode number 1077297. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 28, to 11:00 a.m. ET, August 7, at 888-203-1112 or 719-457-0820, passcode 1077297.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; foreign currency exchange rates; raw material and energy prices and costs, including crude oil prices, and other costs; non-core or non-recurring costs, charges, income, and gains; revenue and earnings from acquired businesses; and revenue, earnings, and cash flow for full year 2015. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2015 available, and the Form 10-Q to be filed for second quarter

2015 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2014 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 27, 2015

For Eastman Chemical Company Second Quarter 2015 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2015	2014	2015	2014
Sales	$2,533	$2,460	$4,976	$4,765
Cost of sales (1)	1,813	1,803	3,600	3,513
Gross profit	720	657	1,376	1,252
Selling, general and administrative expenses	194	172	374	340
Research and development expenses	57	56	113	109
Asset impairments and restructuring charges (gains), net	—	(7)	109	6
Operating earnings	469	436	780	797
Net interest expense	66	45	132	87
Other charges (income), net	—	(8)	(11)	(11)
Earnings from continuing operations before income taxes	403	399	659	721
Provision for income taxes from continuing operations	104	107	188	195
Earnings from continuing operations	299	292	471	526
Earnings from discontinued operations, net of tax (2)	—	2	—	2
Net earnings	299	294	471	528
Less: net earnings attributable to noncontrolling interest	2	2	3	3
Net earnings attributable to Eastman	$297	$292	$468	$525
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$297	$290	$468	$523
Earnings from discontinued operations, net of tax (2)	—	2	—	2
Net earnings attributable to Eastman stockholders	$297	$292	$468	$525
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$2.00	$1.94	$3.15	$3.47
Earnings from discontinued operations (2)	—	0.02	—	0.02
Basic earnings per share attributable to Eastman	$2.00	$1.96	$3.15	$3.49
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.98	$1.92	$3.12	$3.43
Earnings from discontinued operations (2)	—	0.01	—	0.02
Diluted earnings per share attributable to Eastman	$1.98	$1.93	$3.12	$3.45

Shares (in millions) outstanding at end of period	148.7	149.1	148.7	149.1
Shares (in millions) used for earnings per share calculation
Basic	148.6	149.5	148.6	150.4
Diluted	149.8	151.3	149.8	152.2

(1)
Second quarter and first six months 2015 included mark-to-market pension and other postretirement benefit plans loss of $2 million due to the interim remeasurement of a UK pension plan triggered by the closure of the Workington, UK acetate tow manufacturing facility.

(2)
In second quarter 2014, the Company recognized $2 million, net of tax, in earnings from discontinued operations from final settlement of commercial litigation related to the previously discontinued polyethylene terephthalate ("PET") business.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Segment
Additives & Functional Products	$616	$452	$1,225	$875
Adhesives & Plasticizers	317	358	637	703
Advanced Materials	647	631	1,208	1,212
Fibers	299	386	583	740
Specialty Fluids & Intermediates	642	633	1,299	1,234
Total Sales by Segment	2,521	2,460	4,952	4,764
Other	12	—	24	1
Total Eastman Chemical Company	$2,533	$2,460	$4,976	$4,765

Table 2B – Sales Revenue Change

	Second Quarter 2015 Compared to Second Quarter 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	36%	42%	5%	(7)%	(4)%
Adhesives & Plasticizers	(11)%	—%	(2)%	(5)%	(4)%
Advanced Materials	3%	6%	6%	(4)%	(5)%
Fibers	(23)%	—%	(22)%	—%	(1)%
Specialty Fluids & Intermediates	1%	20%	(2)%	(15)%	(2)%

Total Eastman Chemical Company	3%	15%	(2)%	(7)%	(3)%

	First Six Months 2015 Compared to First Six Months 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	40%	46%	3%	(5)%	(4)%
Adhesives & Plasticizers	(9)%	—%	(2)%	(3)%	(4)%
Advanced Materials	—%	6%	2%	(4)%	(4)%
Fibers	(21)%	—%	(21)%	—%	—%
Specialty Fluids & Intermediates	5%	21%	—%	(15)%	(1)%
		—%
Total Eastman Chemical Company	4%	16%	(3)%	(6)%	(3)%

(1)	Contribution to revenue of businesses acquired which are not in comparable periods.

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Customer Location
United States and Canada	$1,142	$1,138	$2,302	$2,211
Asia Pacific	624	654	1,141	1,255
Europe, Middle East, and Africa	625	544	1,250	1,058
Latin America	142	124	283	241
Total Eastman Chemical Company	$2,533	$2,460	$4,976	$4,765

Table 3 - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products	$119	$103	$239	$197
Adhesives & Plasticizers	63	56	116	103
Advanced Materials	135	80	210	151
Fibers	91	123	181	240
Specialty Fluids & Intermediates	83	96	185	160
Total segment operating earnings excluding non-core items	$491	$458	$931	$851
Total Other	(11)	(17)	(16)	(27)
Total operating earnings excluding non-core items	$480	$441	$915	$824

(1)	For reconciliations to GAAP operating earnings - see Table 3A.

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products
Operating earnings	$119	$105	$239	$199
Asset impairments and restructuring charges (gains), net (1)	—	(2)	—	(2)
Excluding non-core item	119	103	239	197
Adhesives & Plasticizers
Operating earnings	63	56	116	103
Advanced Materials
Operating earnings	135	80	203	141
Asset impairments and restructuring charges (gains), net (1)	—	—	—	10
Additional costs of acquired inventories (1)	—	—	7	—
Excluding non-core items	135	80	210	151
Fibers
Operating earnings	93	123	86	240
Asset impairments and restructuring charges (gains), net (2)	(2)	—	95	—
Excluding non-core item	91	123	181	240
Specialty Fluids & Intermediates
Operating earnings	83	94	185	158
Additional costs of acquired inventories (1)	—	2	—	2
Excluding non-core items	83	96	185	160
Other
Operating loss	(24)	(22)	(49)	(44)
Acquisition integration and transaction costs (1)(3)	9	10	17	19
Asset impairments and restructuring charges (gains), net (1)(4)	2	(5)	14	(2)
Mark-to-market pension and other postretirement benefit plans loss (2)	2	—	2	—
Excluding non-core items	(11)	(17)	(16)	(27)

Total Eastman Chemical Company
Operating earnings	469	436	780	797
Asset impairments and restructuring charges (gains), net	—	(7)	109	6
Acquisition integration and transaction costs	9	10	17	19
Additional costs of acquired inventories	—	2	7	2
Mark-to-market pension and other postretirement benefit plans loss	2	—	2	—
Total operating earnings excluding non-core items	$480	$441	$915	$824

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$469	$436	$780	$797
Costs of sales	2	2	9	2
Selling, general and administrative expenses	9	10	17	19
Asset impairment and restructuring charges (gains), net	—	(7)	109	6
Total operating earnings excluding non-core items	$480	$441	$915	$824

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for second quarter 2014 and first quarter 2015 for descriptions of non-core items.

(2)
Included in second quarter and first six months 2015 earnings are asset impairments and restructuring charges (gains), net and a mark-to-market loss on a UK pension plan obligation triggered by the closure of the Workington, UK acetate tow manufacturing facility.

(3)
Included in second quarter and first six months 2015 earnings are integration and transaction costs primarily for the completed acquisitions of Taminco Corporation and Commonwealth Laminating & Coating, Inc.

(4)	Included in first six months 2015 earnings are asset impairments and restructuring charges of $12 million resulting from the decision to discontinue a growth initiative reported in "other".

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Second Quarter 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$469	$403	$297	$1.98
Non-Core Items:
Asset impairments and restructuring charges (gains), net (2)(3)	—	—	(4)	(0.02)
Acquisition integration and transaction costs (2)	9	9	6	0.04
Mark-to-market pension and other postretirement benefit plans loss (2)	2	2	1	0.01
Excluding non-core items	$480	$414	$300	$2.01

	Second Quarter 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$436	$399	$290	$1.92
Non-Core Items:
Acquisition integration and transaction costs (2)	10	10	6	0.04
Additional costs of acquired inventories (2)	2	2	1	—
Asset impairments and restructuring charges (gains), net (2)	(7)	(7)	(6)	(0.04)
Excluding non-core items	$441	$404	$291	$1.92

(1)	Excluding the tax impact of non-core items, the second quarter 2015 effective tax rate was 27 percent compared to 28 percent for second quarter 2014.

(2)
See Table 3A for description of asset impairments and restructuring charges (gains), net, acquisition integration and transaction costs, mark-to-market loss, and additional costs of acquired inventories.

(3)	Related to closure of the Workington, UK acetate tow manufacturing facility.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)
	First Six Months 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$780	$659	$468	$3.12
Non-Core Items:
Asset impairments and restructuring charges (gains), net (2)	109	109	92	0.62
Acquisition integration and transaction costs (2)	17	17	11	0.07
Additional costs of acquired inventories (2)	7	7	4	0.03
Mark-to-market pension and other postretirement benefit plans loss (2)	2	2	1	0.01
Excluding non-core items	$915	$794	$576	$3.85

	First Six Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$797	$721	$523	$3.43
Non-Core Items:
Acquisition integration and transaction costs (2)	19	19	11	0.08
Asset impairments and restructuring charges (gains), net (2)	6	6	3	0.02
Additional costs of acquired inventories (2)	2	2	1	0.01
Excluding non-core items	$824	$748	$538	$3.54

(1)	Excluding the tax impact of non-core items, the first six months 2015 effective tax rate was 27 percent compared to 28 percent for first six months 2014.

(2)
See Table 3A for description of asset impairments and restructuring charges (gains), net, acquisition integration and transaction costs, additional costs of acquired inventories, and mark-to-market loss.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Operating activities
Net earnings	$299	$294	$471	$528
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142	110	287	217
Asset impairment charges	—	—	89	8
Gain on sale of assets	—	(5)	—	(5)
Provision (benefit) for deferred income taxes	(46)	29	(30)	61
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(12)	(73)	(103)	(191)
(Increase) decrease in inventories	22	62	43	(54)
Increase (decrease) in trade payables	(1)	(23)	(109)	(44)
Pension and other postretirement contributions (in excess of) less than expenses	(14)	(33)	(37)	(45)
Variable compensation (in excess of) less than expenses	56	40	(24)	(53)
Other items, net	145	18	95	(33)
Net cash provided by operating activities	591	419	682	389
Investing activities
Additions to properties and equipment	(141)	(132)	(266)	(254)
Proceeds from sale of assets	—	8	4	12
Acquisitions, net of cash acquired	—	(283)	—	(283)
Additions to capitalized software	—	—	(1)	(1)
Other items, net	(2)	2	(2)	2
Net cash used in investing activities	(143)	(405)	(265)	(524)
Financing activities
Net increase (decrease) in commercial paper borrowings	64	(231)	157	26
Proceeds from borrowings	250	490	250	615
Repayment of borrowings	(625)	(125)	(625)	(125)
Dividends paid to stockholders	(60)	(53)	(119)	(106)
Treasury stock purchases	(5)	(100)	(31)	(360)
Dividends paid to noncontrolling interests	(1)	(6)	(3)	(9)
Proceeds from stock option exercises and other items, net	1	(2)	12	30
Net cash (used in) provided by financing activities	(376)	(27)	(359)	71
Effect of exchange rate changes on cash and cash equivalents	—	3	(4)	2
Net change in cash and cash equivalents	72	(10)	54	(62)
Cash and cash equivalents at beginning of period	196	185	214	237
Cash and cash equivalents at end of period	$268	$175	$268	$175

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Net cash provided by operating activities	$591	$419	$682	$389
Additions to properties and equipment	(141)	(132)	(266)	(254)
Free Cash Flow	$450	$287	$416	$135

Table 6 – Selected Balance Sheet Items

	June 30,	March 31,	December 31,
(Dollars in millions, unaudited)	2015	2015	2014

Cash and cash equivalents	$268	$196	$214
Short-term Borrowings	251	351	301
Long-term Borrowings	7,072	7,293	7,248
Total Eastman Stockholders' Equity	3,764	3,443	3,510